SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING 02/28/2005
FILE NUMBER 811-08066
SERIES NO.: 3

72DD     1.   Total income dividends for which record date passed during the period.(000's Omitted)
              Class A                  $     14
         2.   Dividends for a second class of open-end company shares
              (000's Omitted)
              Class K                  $      3
              Investor Class           $  4,584

73A.     Payments per share outstanding during the entire current period:
              (form nnn.nnnn)
         1.   Dividends from net investment income
              Class A                  $000.0194
         2. Dividends for a second class of open-end company shares (form nnn.nnnn)
              Class B                  $000.0005
              Class C                  $000.0005
              Class K                  $000.0163
              Investor Class           $000.0264

74U.     1.   Number of shares outstanding (000's Omitted)
              Class A                        759
         2.   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
              Class B                        171
              Class C                        566
              Class K                        137
              Investor Class             176,140

74V.     1.   Net asset value per share (to nearest cent)
              Class A                    $ 10.48
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B                    $ 10.30
              Class C                    $ 10.37
              Class K                    $ 10.31
              Investor Class             $ 10.59